Exhibit 10.1.18

GUARANTY OF OBLIGATIONS

This Guaranty of Obligations (“Guaranty”) is made by HCR MANORCARE, INC., a Delaware corporation (successor by merger to HCR Manor Care, LLC and formerly known as HCRMC Operations, LLC) (whether one or more, individually, collectively, jointly and severally, “Guarantor”), effective as of February 11, 2013, in favor of each of the lessor entities identified on Exhibit A hereto (collectively, “Owner”).

RECITALS

A.                                Owner, as lessor, and HCR III HEALTHCARE, LLC a Delaware limited liability company, as lessee (“Lessee”), are parties to that certain Master Lease and Security Agreement dated as of April 7, 2011 (the “Original Lease”), as amended by that certain First Amendment to Master Lease and Security Agreement dated as of April 7, 2011, as further amended by that certain Second Amendment to Master Lease and Security Agreement dated as of May 16, 2011, Third Amendment to Master Lease and Security Agreement dated as of January 10, 2012, Fourth Amendment to Master Lease and Security Agreement dated as of April 18, 2012, Fifth Amendment to Master Lease and Security Agreement dated as of May 5, 2012, Sixth Amendment to Master Lease and Security Agreement dated as of July 30, 2012 and Seventh Amendment to Master Lease and Security Agreement dated as of the date hereof (as so amended, the “Lease”).

B.                                 As a material and necessary inducement to Owner entering into the Original Lease, Guarantor entered into that certain Guaranty of Obligations, dated as of April 7, 2011 (the “Original Guaranty”), in favor of Owner.

C.                                 Guarantor and Owner have agreed to amend and restate the Original Guaranty in its entirety with this Guaranty, and have further agreed that in no way shall this Guaranty be deemed an extinguishment or novation of the obligations of Guarantor under the Original Guaranty.

AGREEMENT

In further of the foregoing, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, Guarantor agrees as follows:

1.                                    All initially capitalized terms used in this Guaranty and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease.

2.                                    Guarantor hereby unconditionally and irrevocably guarantees to Owner:

(a)                               the payment when due of all costs, expenses, fees, rents and other sums payable by Lessee under the Lease and the full, faithful and prompt performance when due of each and every one of the terms, conditions and covenants to be kept and performed by Lessee, as applicable, under the Lease, including, without limitation, (i) any and all indemnification and insurance obligations, (ii) all obligations to operate, repurchase, rebuild, restore or replace the Leased Property or any facilities or improvements now or hereafter constituting a portion of the Leased Property, (iii) all obligations of the Lessee under the Lease resulting from the exercise of any renewal or extension option under the Lease, and (iv) all obligations of the Lessee to purchase all or any portion of the Leased Property upon exercise of any rights, remedies or options of Owner or Lessee under the Lease; and

(b)                              the payment, on demand, of any fees, costs and charges of enforcement of the Lease, and the preservation and protection of the Leased Property and Collateral against Lessee, if any, which would be owing by Lessee under clause (a) above, but for the effect of the federal Bankruptcy Code or any other state or local debtor relief law.

The foregoing obligations are hereafter collectively referred to as the “Guaranteed Obligations.” The Guaranteed Obligations shall not be reduced by any payments or performance made by any other guarantor or surety, the retention or receipt of any collateral, letter of credit or bond securing or otherwise supporting the Guaranteed Obligations, or the receipt of any proceeds thereof except, subject to the terms of Section 24 hereof, to the extent that any Guaranteed Obligations have actually been paid or performed. In the event of the failure of Lessee to pay or perform any of the Guaranteed Obligations when due, Guarantor shall forthwith pay or perform the same, as applicable, and pay for all losses, costs and damages that may result from the non-payment or non-performance thereof to the full extent provided under the Lease. Guarantor acknowledges that the Guaranteed Obligations may exceed the payment or performance obligations of Lessee under the Lease. Payment by Guarantor shall be made to Owner in immediately available federal funds to an account designated by Owner.

3.                                    Guarantor represents and warrants that:

(a)                               Guarantor is duly organized/formed, validly existing and, to the extent applicable, in good standing under the laws of its state of organization/formation, and, to the extent necessary, is qualified to do business and in good standing in each of the states in which a Facility is located, and has full power, authority and legal right to execute and to deliver and to perform and observe the obligations and provisions of this Guaranty;

(b)                              this Guaranty has been duly authorized, executed and delivered by Guarantor, and constitutes the valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency and creditor’s rights laws and general principles of equity;

(c)                               Guarantor is solvent, has timely and accurately filed all tax returns (or timely extensions thereof) required to be filed by it and is not in default in the payment of any taxes levied or assessed against it or any of its material assets, or subject to any judgment, audit, order, decree, rule or regulation of any court, board, agency, commission, counsel or office, or any duly appointed agent, officer or employee of any of the foregoing, or any other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence (each of the foregoing, a “Governmental

Authority”) other than any amount the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required in conformity with GAAP have been provided on the books of Guarantor, which would, in the aggregate, materially and adversely affect Guarantor’s condition, financial or otherwise, or Guarantor’s prospects, or the transactions contemplated under the Lease;

(d)                             no material consent, approval or other authorization of, or registration, declaration or filing with, any Governmental Authority is required for the due execution and delivery by Guarantor of this Guaranty, or for the performance by or the validity or enforceability hereof against Guarantor;

(e)                               there are no actions, proceedings or investigations, including Condemnation (as defined in the Lease) proceedings or tax audits, pending or threatened, against or affecting Guarantor, seeking to enjoin, challenge or collect damages in connection with the transactions contemplated under the Lease or which could reasonably be expected to materially and adversely affect the financial condition or operations of Guarantor or the ability of Guarantor to carry out its obligations under this Guaranty;

(f)                                Guarantor has delivered to Owner copies of its financial statements for the period(s) ended as follows: December 31, 2008; December 31, 2009; and December 31, 2010. Such financial statements are true, correct and complete in all material respects, have been prepared from and in accordance with the books and records of Guarantor and fairly present, in all material respects, the financial position and, to the extent applicable, the results of Guarantor’s operations at the date(s) and for the period(s) indicated;

(g)                              since the date of Guarantor’s financial statements, there has been no material adverse change in the financial condition of Guarantor from that disclosed in its financial statements described in Section 3(f) above;

(h)                              Guarantor has delivered to Owner copies of, as applicable, all currently in effect certificates of formation, articles of organization, articles of incorporation, operating agreements, by-laws and other similar organizational and governing documents of the Guarantor. All such documents delivered to Owner are true, correct and complete in all material respects; and

(i)                                  neither this Guaranty nor any certificate, statement or other document furnished or to be furnished to Owner by or on behalf of Guarantor hereunder or otherwise in connection with the transactions contemplated under the Lease contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

4.                                    At all times while all or any portion of the Guaranteed Obligations remain outstanding and unsatisfied, Guarantor covenants and agrees as follows for the benefit of Owner:

(a)                               Guarantor will not engage in any Restricted Transaction (as defined below) unless, immediately after consummation of such Restricted Transaction, the Consolidated Fixed Charge Coverage Ratio of the Guarantor and its Subsidiaries for the immediately preceding twelve-month period, determined on a pro forma basis giving effect to such Restricted Transaction as if such Restricted Transaction was consummated on the first day of such twelve-month period, is not less than 1.40 to 1. Notwithstanding the foregoing, in the event such Consolidated Fixed Charge Coverage Ratio of the Guarantor and its Subsidiaries would be less than 1.40 to 1 for the immediately preceding twelve-month period as a result of draws under Guarantor’s $175,000,000 revolving credit facility entered into on the Commencement Date (together with any refinancing or replacement thereof with a principal amount not in excess of $175,000,000, the “Revolver”), neither the Guarantor nor its Subsidiaries shall be prohibited from making draws on the Revolver, provided that (i) no draws on the Revolver in excess of $150,000,000 in the aggregate outstanding at any one time shall be permitted, and (ii) prior to the repayment of such draws and as long as such draws are outstanding Guarantor shall not pay any dividend or distributions to the holders of equity interests (other than payments of annual dividends in the aggregate amount of $200,000 to holders of Guarantor’s preferred equity interests) until such Consolidated Fixed Charge Coverage Ratio of the Guarantor and its Subsidiaries for the immediately preceding twelve-month period equals or exceeds 1.40 to 1;

(b)                              Guarantor will not effect, or permit any Subsidiary to effect, a Material Acquisition (as defined below), unless, immediately after consummation of such Material Acquisition, the Consolidated Fixed Charge Coverage Ratio of Guarantor and its Subsidiaries for the immediately preceding twelve-month period, determined on a pro forma basis giving effect to such Material Acquisition as if such Material Acquisition was consummated on the first day of such twelve-month period, is not less than 1.45 to 1. For the purpose of determining compliance with the foregoing Consolidated Fixed Charge Coverage Ratio with respect to Material Acquisitions, any cash equity contribution made to Guarantor within 15 business days after the most recently ended monthly period will be deemed to increase, dollar for dollar, consolidated EBITDAR for such period, provided that Guarantor does not make any distributions or dividends of such cash equity contributions until the Consolidated Fixed Charge Coverage Ratio of Guarantor and its Subsidiaries for the immediately preceding twelve-month period is equal to or exceeds 1.75 to 1 for a period of 36 months;

(c)                               If the Consolidated Fixed Charge Coverage Ratio of Guarantor and its Subsidiaries for the immediately preceding twelve-month period is less than 1.75 to 1 (but not less than 1.4 to 1), annual dividends (excluding, for the avoidance of doubt, any dividends paid to equity holders of Guarantor in connection with and in contemplation of the closing of the transactions contemplated by the Purchase Agreement) paid by Guarantor to Guarantor’s equity owners will not exceed 50% of the amount by which (x) Guarantor’s Consolidated EBITDAR, exceeds (y) the sum of Guarantor’s (i) Consolidated Net Interest Expense, as such is defined in the Lease, (ii) cash rent payments under the Lease, (iii) income tax payments, (iv) consolidated actual capital expenditures (provided such amount shall not be less than the annual capital expenditures required by the Lease) and (v) mandatory debt amortization, provided that any amounts that may be paid as annual dividends pursuant to this paragraph that are not distributed in the applicable fiscal year may be distributed in the immediately succeeding fiscal year;

(d)                             If the Consolidated Fixed Charge Coverage Ratio of Guarantor and its Subsidiaries for the immediately preceding twelve-month period is greater than or equal to 1.75 to 1, annual dividends (excluding, for the avoidance of doubt, any dividends paid to equity holders of Guarantor in connection with and in contemplation of the closing of the transactions contemplated by the Purchase Agreement) paid by Guarantor to Guarantor’s equity owners will not exceed 75% of the amount by which (x) Guarantor’s Consolidated EBITDAR, exceeds (y) the sum of Guarantor’s (i) Consolidated Net Interest Expense, as such is defined in the Lease, (ii) cash rent payments under the Lease, (iii) income tax payments, (iv) consolidated actual capital expenditures (provided such amount shall not be less than the annual capital expenditures required by the Lease) and (v) mandatory debt amortization, provided that any amounts that may be paid as annual dividends pursuant to this paragraph that are not distributed in the applicable fiscal year may be distributed in the immediately succeeding fiscal year;

(e)                               Guarantor will not effect a Leveraged Dividend (as defined below) unless immediately after consummation of such Leveraged Dividend the Consolidated Fixed Charge Coverage Ratio of Guarantor and its Subsidiaries for the immediately preceding twelve-month period, determined on a pro forma basis giving effect to such Leveraged Dividend as if such Leveraged Dividend was consummated on the first day of such twelve-month period, is not less than 1.75 to 1. If Guarantor pays a Leveraged Dividend in compliance with this limitation, Guarantor shall maintain a Consolidated Fixed Charge Coverage Ratio of not less than 1.75 to 1 for 36 months after the date on which such dividend is paid. For the purpose of maintaining the required Consolidated Fixed Charge Coverage Ratio for such 36 month period, any cash equity contribution made to Guarantor within 15 business days after the most recently ended monthly period will be deemed to increase, dollar for dollar, consolidated EBITDAR for such period, provided that Guarantor does not make any distributions or dividends of such cash equity contributions during such 36 month period.

For avoidance of doubt, the limitation on dividends set forth in the preceding paragraphs will not restrict payment of purchase price or consideration to equity holders of Guarantor in connection with the closing of (i) the transactions contemplated by the Purchase Agreement and (ii) any Permitted Transfer (including from proceeds of a debt financing completed in compliance with the Consolidated Fixed Charge Coverage Ratio), provided that each of the conditions to such Permitted Transfer, including, without limitation, financial covenants, are satisfied. As used in the preceding paragraphs, the terms “interest expense” and “mandatory debt amortization” do not include the payment of rent or other expenses under the Lease. As used herein (x) the term “Leveraged Dividend” shall mean the incurrence of indebtedness for borrowed money, the net proceeds of which are used to pay a dividend or similar distributions to the then existing equity holders of Guarantor, (y) the term “Material Acquisition” shall mean any acquisition of a majority controlling interest in the equity interests, or all or substantially all of the assets, of any Person, or of all or substantially all of the assets constituting a division, product line or business line of any Person, in each case, for a consideration in excess of Seventy Five Million Dollars ($75,000,000), and (z) the term “Restricted Transaction” means (A) the payment of any dividend or the making of any distribution by Guarantor to the holders of its equity interests, other than distributions for payment of taxes and annual dividends in the aggregate amount of $200,000 to holders of Guarantor’s preferred equity interests, or (B) the incurrence by Guarantor or any Subsidiary of Guarantor of any indebtedness for borrowed money or guaranty of indebtedness for borrowed money in excess of Four Hundred Twenty-Three Million Dollars ($423,000,000) (including indebtedness of Guarantor incurred on or prior to the Commencement Date of the Lease, but excluding (1) any indebtedness refinancing such indebtedness and (2) for the avoidance of doubt, any capitalized rent or other capitalized obligations under the Lease).

5.                                    Guarantor hereby unconditionally and irrevocably indemnifies, protects and agrees to defend (with counsel reasonably approved by Owner) and hold harmless Owner from and against any and all loss, cost, damage, liability or expense of every kind and nature whatsoever, (including, without limitation, reasonable attorney’s fees, costs and disbursements) arising from the breach or violation of any representation, warranty or covenant of Guarantor hereunder.

6.                                    In such manner, upon such terms and at such times as Owner in its sole discretion deems necessary or expedient, and without notice to or consent by Guarantor, which notice and consent are hereby expressly waived by Guarantor, Owner may alter, compromise, accelerate, extend or change the time or manner for the payment or the performance of any Guaranteed Obligation; extend, amend or terminate the Lease (with respect to all or any portion of the Leased Property); release Lessee or any other party from time to time obligated under the Lease by consent to any assignment (or otherwise) as to all or any portion of the Guaranteed Obligations; release, substitute or add any one or more guarantors, lessees or sublessees (including by consent to sublease or otherwise); accept additional or substituted security for any Guaranteed Obligation; or release or subordinate any security for any Guaranteed Obligation. No exercise or non-exercise by Owner of any right hereby given Owner, no neglect or delay in connection with exercising any such right, no dealing by Owner with Lessee, any other guarantor or any other Person (as defined in the Lease), and no change, impairment, release or suspension of any right or remedy of Owner against any Person, including Lessee and any other guarantor or other Person, shall in any way affect any of the obligations of Guarantor hereunder or any security furnished by Guarantor or give Guarantor any recourse or right of offset against Owner. If Owner has exculpated Lessee or any other party from time to time obligated under the Lease from liability in whole or in part and/or agreed to look solely to the Leased Property, any security for the Guaranteed Obligations or any other asset for the satisfaction of the Guaranteed Obligations, such exculpation and/or agreement shall not affect the obligations of Guarantor hereunder, it being understood that Guarantor’s obligations hereunder are independent of the obligations of Lessee, any other guarantor and any other party from time to time obligated under the Lease, and are to be construed as if no such exculpation or agreement had been given to Lessee, any other guarantor or any other party. It is further understood and agreed that if any such exculpation or agreement has been or at any time hereafter is given to Lessee, any other guarantor or any other party from time to time obligated under the Lease, Owner has done or will do so in reliance upon the agreement of Guarantor expressed herein.

7.                                    In addition to and without derogation of or limitation on any liens and rights of set-off given to Owner by law against any property of Lessee, Guarantor and any other guarantor or other Person, Owner shall have a general lien on and security interest in and a right of set-off against all property of Guarantor now or hereafter in the possession of or under the control of Owner, whether held in a general or special account, on deposit, held for safekeeping or otherwise in the possession of or under the control of Owner. Each such lien, security interest and right of set-off may be enforced or exercised without demand upon or notice to Guarantor, shall continue in full force unless specifically waived or released by Owner in writing and shall not be deemed waived by any conduct of Owner, by any failure of Owner to exercise any such right of set-off or to enforce any such lien or security interest or by any neglect or delay in so doing.

8.                                    To the fullest extent permitted by applicable law, Guarantor hereby waives and relinquishes all rights and remedies now or hereafter accorded by applicable law to sureties and/or guarantors or any other accommodation parties, under any statutory provision, common law or any other provision of law, custom or practice, and agrees not to assert or take advantage of any such rights or remedies (other than the defense, subject to the terms of Section 24 hereof, that any Guaranteed Obligations have actually been paid or performed), including, without limitation, (a) any right to require Owner to proceed against Lessee, any other guarantor or any other Person or to proceed against or exhaust any security held by Owner at any time or to pursue any other remedy in Owner’s power before proceeding against Guarantor; (b) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of Lessee or any other Person, or any defect in the formation of Lessee or any other Person; (c) any defense that may arise by reason of the incapacity, lack of authority, insolvency, bankruptcy, death or disability of any other guarantor or other Person or the failure of Owner to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other guarantor or other Person; (d) notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of Lessee or any other party from time to time obligated under the Lease, or any creditor thereof, or on the part of any other guarantor or other Person under any other instrument in connection with any obligation or evidence of indebtedness held by Owner or in connection with any Guaranteed Obligation; (e) any defense based upon an election of remedies by Owner which destroys or otherwise impairs any subrogation rights of Guarantor or any right of Guarantor to proceed against Lessee or any other party from time to time obligated under the Lease for reimbursement, or both; (f) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (g) any duty on the part of Owner to disclose to Guarantor any facts Owner may now or hereafter know about Lessee or any other party to a Document, regardless of whether Owner has reason to believe that any such fact materially increases the risk beyond that which Guarantor intends to assume or has reason to believe that any such fact is unknown to Guarantor or has a reasonable opportunity to communicate such fact to Guarantor, it being understood and agreed that Guarantor is fully responsible for being and keeping informed of the financial condition of Lessee and any other party from time to time obligated under the Lease and of all circumstances bearing on the risk of non-payment or non-performance of any Guaranteed Obligation; (h) any defense arising because of Owner’s election, in any proceeding instituted under the federal Bankruptcy Code, of the application of Section 1111(b)(2) of the federal Bankruptcy Code; (i) any defense based upon the validity or enforceability of, or (subject to Section 23 hereof) change in, this Guaranty, or the Lease; (j) any defense or rights arising under any appraisal, valuation, stay, extension, marshaling of assets, redemption or similar law or requirement, which may delay, prevent or otherwise affect the performance by Guarantor of any of the Guaranteed Obligations; (k) diligence, presentment and demand; (1) any requirement to mitigate any damages resulting from any default under the Lease; and (m) any defense based on any borrowing or grant of a security interest under Section 364 of the federal Bankruptcy Code. Without limiting the generality of the foregoing or any other provision hereof, Guarantor hereby expressly waives any and all benefits which might otherwise be available to Guarantor as a defense against the payment or performance of the Guaranteed Obligations under the laws of each state in which any of the Leased Property is located, in each instance to the extent such laws, or any one of them, are applicable to this Guaranty, the Lease or any of the Guaranteed

Obligations except, subject to the terms of Section 24 hereof, to the extent that any Guaranteed Obligations have actually been paid or performed.

9.                                    Until all of the Guaranteed Obligations have been satisfied and discharged in full, Guarantor shall not exercise its right of subrogation and Guarantor hereby waives any right to enforce any remedy which Owner now has or may hereafter have against Lessee, any other guarantor or any other party to a Document and any benefit of, and any right to participate in, any security or other assets now or hereafter held by Owner with respect to the Lease.

10.                            All existing and future indebtedness and other obligations to Guarantor of Lessee and any other party from time to time obligated under the Lease and the right of Guarantor to withdraw any capital invested by Guarantor in Lessee is hereby subordinated to the Guaranteed Obligations. From and after the occurrence; and during the continuance, of any Event of Default under the Lease, no portion of such subordinated indebtedness or capital shall be paid or withdrawn, nor will Guarantor accept any payment of or on account of any such indebtedness or as a withdrawal of capital, without the prior written consent of Owner. At Owner’s request, Guarantor shall cause Lessee or such other party to pay to Owner all or any part of such subordinated indebtedness or capital which Guarantor is entitled to withdraw for application by Owner to the Guaranteed Obligations. Any payment of such subordinated indebtedness and any capital which Guarantor is entitled to withdraw which is received by Guarantor after receipt of the above-referenced request shall be received by Guarantor in trust for Owner, and Guarantor shall cause the same to be paid immediately to Owner on account of the Guaranteed Obligations. No such payment shall reduce or affect in any manner the liability of Guarantor under this Guaranty.

11.                            Guarantor shall file in any bankruptcy or other proceeding in which the filing of claims is required by law all claims which Guarantor may have against Lessee or any other party from time to time obligated under the Lease or relating to any indebtedness or obligations of Lessee (or any other party from time to time obligated under the Lease) to Guarantor and will assign to Owner all rights of Guarantor thereunder. If Guarantor does not file any such claim, following prior written notice to Guarantor, Owner, as attorney-in-fact for Guarantor, is hereby authorized to do so in the name of Guarantor or, in Owner’s discretion, to assign the claim to a nominee and to cause a proof of claim to be filed in the name of Owner’s nominee. The foregoing power of attorney is coupled with an interest and is irrevocable. Owner or its nominee shall have the sole right to accept or reject any plan proposed in any such proceeding and to take any other action which a party filing a claim is entitled to do. In all such cases, whether in administration, bankruptcy or otherwise, the Person or Persons authorized to pay such claim shall pay to Owner the amount payable on such claim and, to the full extent necessary for that purpose, Guarantor hereby assigns to Owner all of Guarantor’s rights to any such payments or distributions to which Guarantor would otherwise be entitled; provided, however, that Guarantor’s obligations hereunder shall not be satisfied except to the extent that Owner receives cash in full or property acceptable to Owner by reason of such payment or distribution. If Owner receives anything under this Guaranty other than cash in full or property acceptable to Owner, the same shall be held as collateral for amounts due under this Guaranty.

12.                            With or without notice to Guarantor, Owner, in Owner’s sole discretion and at any time and from time to time and in such manner and upon such terms as Owner deems fit, may (a) apply any or all payments or recoveries from Lessee or from any other guarantor or any other party from time to time obligated under the Lease or realized from any security, in such manner and order of priority as Owner may determine, to any indebtedness or obligation of Lessee with respect to the Lease, whether or not such indebtedness or obligation is a Guaranteed Obligation or is otherwise secured, and (b) refund to Lessee any payment received by Owner under the Lease.

13.                            The amount of Guarantor’s liability and all rights, powers and remedies of Owner hereunder and under any other agreement now or at any time hereafter in force between Owner and Guarantor, including, without limitation, any other guaranty executed by Guarantor relating to any indebtedness or other obligation of Lessee to Owner, shall be cumulative and not alternative, and such rights, powers and remedies shall be in addition to all rights, powers and remedies given to Owner by law. This Guaranty is in addition to and not exclusive of any other obligation of any party for the payment of the Guaranteed Obligations, including, without limitation, any other guaranty thereof.

14.                            The obligations of Guarantor hereunder are primary, direct and independent of the obligations of Lessee and any other party from time to time obligated under the Lease, including, without limitation, any other guarantor, and, in the event of any default under the Lease following the expiration of any notice and grace period, a separate action or actions may be brought and prosecuted against Guarantor, whether or not Lessee or any other party from time to time obligated under the Lease, including, without limitation, any other guarantor, is joined therein or a separate action or actions are brought against Lessee or any other party from time to time obligated under the Lease, including, without limitation, any other guarantor. Owner may maintain successive actions for other defaults. Owner’s rights hereunder shall not be exhausted by its exercise of any of its rights or remedies or by any such action or by any number of successive actions until and unless all Guaranteed Obligations have been paid in full in cash or performed in full.

15.                            Guarantor shall pay to Owner all reasonable attorneys’ fees, costs and disbursements and all other costs and expenses which Owner expends or incurs in collecting or compromising or enforcing payment or performance of the Guaranteed Obligations or in enforcing this Guaranty, whether or not suit is filed, including, without limitation, all reasonable attorneys’ fees, costs and disbursements and all other costs and expenses expended or incurred by Owner in connection with any insolvency, bankruptcy, reorganization, arrangement or other similar proceedings involving Guarantor which in any way affects the exercise by Owner of its rights and remedies hereunder.

16.                            If any provision or portion of this Guaranty is declared or found by a court of competent jurisdiction to be unenforceable or null and void, such provision or portion hereof shall be deemed stricken and severed from this Guaranty, and the remaining provisions and portions hereof shall continue in full force and effect.

17.                            This Guaranty shall inure to the benefit of Owner, its successors and assigns, including, without limitation, the assignees of any of the Guaranteed Obligations, and any subsequent owners of the Leased Property or, subject to the applicable terms of the Lease, any Facility Mortgagee and shall bind the heirs, executors, administrators, personal representatives, successors and assigns of Guarantor, whether by operation of law or otherwise; provided, however, that Guarantor may not, without Owner’s prior written consent, which such consent may be granted or withheld in Owner’s sole discretion, assign or transfer any of its rights, powers, duties or obligations hereunder; provided, further, that the foregoing shall not restrict Guarantor from merging with an Affiliate of Guarantor in connection with an initial public offering of the surviving Person in such merger to the extent such transaction is otherwise permitted by and consummated in accordance with Article XXIV of the Lease and the surviving Person in such merger expressly assumes and ratifies, in a written instrument delivered to Owner, all of Guarantor’s obligations hereunder for the benefit of Owner. This Guaranty may be assigned by Owner with respect to all or any portion of the Guaranteed Obligations to any subsequent owners of the Leased Property or, subject to the applicable terms of the Lease, any Facility Mortgagee. When so assigned, Guarantor shall be liable to the assignees under this Guaranty without in any manner affecting the liability of Guarantor hereunder with respect to any of the Guaranteed Obligations retained by Owner.

18.                            No provision of this Guaranty or right of Owner hereunder can be waived in whole or in part, nor can Guarantor be released from its obligations hereunder, except by a writing duly executed by an authorized officer of Owner.

19.                            When the context and construction so require, all words used in the singular herein shall be deemed to have been used in the plural and the masculine shall include the feminine and neuter and vice versa. The term “Lessee,” as used herein, shall mean the party herein so named and its respective successors and assigns, whether by operation of law or otherwise, including, without limitation, a debtor in possession under Chapter 11 of the federal Bankruptcy Code and any other Person at any time assuming or succeeding to all or substantially all of the Guaranteed Obligations. If more than one Person is a Guarantor hereunder, the obligations of all such Persons shall be joint and several.

20.                            Guarantor represents and warrants that the value of the consideration received, and to be received, by Guarantor in connection with the transactions contemplated under the Lease and/or the Purchase Agreement (as defined in the Lease) is worth at least as much as the liabilities and obligations of Guarantor under this Guaranty, and that such liabilities and obligations are expected to benefit Guarantor either directly or indirectly.

21.                            EXCEPT WHERE FEDERAL LAW IS APPLICABLE AND UNLESS OTHERWISE EXPRESSLY PROVIDED HEREIN, THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA. In addition, the applicable arbitration provisions set forth in Section 44.1 of the Lease are hereby incorporated into and made part of this Guaranty by this reference and shall govern any controversy, dispute or claim of whatsoever nature arising out of, in connection with, or in relation to the interpretation, performance or breach of this Guaranty.

22.                            EACH OF GUARANTOR AND OWNER, BY OWNER’S ACCEPTANCE OF THIS GUARANTY, ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTIONS OF THE UNITED STATES AND UNDER THE LAWS OF CALIFORNIA. EACH OF GUARANTOR AND OWNER, BY OWNER’S

ACCEPTANCE OF THIS GUARANTY, HEREBY EXPRESSLY WAIVES; TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS GUARANTY OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF OWNER AND GUARANTOR WITH RESPECT TO THIS GUARANTY OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH OF GUARANTOR AND OWNER, BY OWNER’S ACCEPTANCE OF THIS GUARANTY, HEREBY AGREES AND CONSENTS THAT, SUBJECT TO THE LAST SENTENCE OF SECTION 19 ABOVE, ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF GUARANTOR AND/OR OWNER TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Guarantor’s Initials:	MSK

23.       Except as provided in any other written agreement now or at any time hereafter in force between Owner and Guarantor, this Guaranty shall constitute the entire agreement of Guarantor with Owner with respect to the subject matter hereof, and no representation, understanding, promise or condition concerning the subject matter hereof shall be binding upon Owner or Guarantor unless expressed herein.

24.       This Guaranty shall remain in full force and effect and continue to be effective in the event any petition is filed by or against Lessee or any other party from time to time obligated under the Lease or Guarantor for liquidation or reorganization, in the event Guarantor becomes insolvent or makes an assignment for the benefit of creditors or in the event a receiver or trustee is appointed for all or any significant part of the assets of Lessee, any other party from time to time obligated under the Lease or Guarantor, and shall continue to be effective or be reinstated, as the case may be, if at any time payment or performance of the Guaranteed Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by Owner, whether as a “voidable preference,” “fraudulent conveyance” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guaranteed Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

25.       Guarantor will from time to time promptly execute and deliver all further instruments and take all further action that may be necessary, or that Owner may reasonably request, in order to enable Owner to exercise and enforce its rights and remedies under this Guaranty or to carry out the provisions and purposes hereof.

26.       Any notice, demand and other communication hereunder shall be given in accordance with the provisions therefor set forth in the Lease, except that for purposes of this Guaranty the address for notice for Guarantor is set forth below its signature hereto.

[Signature Pages Follow]

EXECUTED as of this 11th day of February, 2013.

“GUARANTOR”

HCR ManorCare, Inc.,
a Delaware corporation

By:	/s/ Matthew S. Kang
Matthew S. Kang
Its:	Vice President, Chief Financial Officer

Address for Notices:

333 N. Summit Street
Toledo, Ohio 43604
Attn:	General Counsel
Fax:	419.252.5599

Lease Guaranty Signature Page

AGREED AND CONSENTED TO BY:

“OWNER”

HCP PROPERTIES, LP, a Delaware
limited partnership

By:	HCP I-B Properties, LLC, a Delaware
limited liability company, its General
Partner

HCP WEST VIRGINIA PROPERTIES,
LLC, a Delaware limited liability company

HCP PROPERTIES OF ALEXANDRIA
VA, LLC, a Delaware limited liability company

HCP PROPERTIES OF ARLINGTON
VA, LLC, a Delaware limited liability
company

HCP PROPERTIES OF MIDWEST
CITY OK, LLC, a Delaware limited
liability company

HCP PROPERTIES OF OKLAHOMA CITY
(NORTHWEST), LLC, a Delaware limited liability
company

HCP PROPERTIES OF OKLAHOMA
CITY (SOUTHWEST), LLC, a Delaware
limited liability company

HCP PROPERTIES OF TULSA OK,
LLC, a Delaware limited liability company

Lease Guaranty Signature Page

HCP PROPERTIES-ARDEN COURTS
OF ANNANDALE VA, LLC, a Delaware
limited liability company

HCP PROPERTIES-CHARLESTON OF
HANAHAN SC, LLC, a Delaware limited
liability company

HCP PROPERTIES-COLUMBIA SC,
LLC, a Delaware limited liability company

HCP PROPERTIES-FAIR OAKS OF
FAIRFAX VA, LLC, a Delaware limited
liability company

HCP PROPERTIES-IMPERIAL OF
RICHMOND VA, LLC, a Delaware
limited liability company

HCP PROPERTIES-LEXINGTON SC,
LLC, a Delaware limited liability company

HCP PROPERTIES-MEDICAL CARE
CENTER-LYNCHBURG VA, LLC, a
Delaware limited liability company

HCP PROPERTIES-OAKMONT EAST-
GREENVILLE SC, LLC, a Delaware
limited liability company

HCP PROPERTIES-OAKMONT OF
UNION SC, LLC, a Delaware limited
liability company

HCP PROPERTIES-OAKMONT WEST-
GREENVILLE SC, LLC, a Delaware
limited liability company

Lease Guaranty Signature Page

HCP PROPERTIES-STRATFORD
HALL OF RICHMOND VA, LLC, a
Delaware limited liability company

HCP PROPERTIES-WEST ASHLEY-
CHARLESTON SC, LLC, a Delaware
limited liability company

HCP MARYLAND PROPERTIES, LLC,
a Delaware limited liability company

By:	/s/ Susan M. Tate
	Name:	Susan M. Tate
	Title:	Executive Vice President

Lease Guaranty Signature Page

EXHIBIT A

LIST OF LESSOR ENTITIES

HCP Properties, LP

HCP West Virginia Properties, LLC

HCP Properties of Alexandria VA, LLC

HCP Properties of Arlington VA, LLC

HCP Properties of Midwest City OK, LLC

HCP Properties of Oklahoma City (Northwest), LLC

HCP Properties of Oklahoma City (Southwest), LLC

HCP Properties of Tulsa OK, LLC

HCP Properties-Arden Courts of Annandale VA, LLC

HCP Properties-Charleston of Hanahan SC, LLC

HCP Properties-Columbia SC, LLC

HCP Properties-Fair Oaks of Fairfax VA, LLC

HCP Properties-Imperial of Richmond VA, LLC

HCP Properties-Lexington SC, LLC

HCP Properties-Medical Care Center-Lynchburg VA, LLC

HCP Properties-Oakmont East-Greenville SC, LLC

HCP Properties-Oakmont of Union SC, LLC

HCP Properties-Oakmont West-Greenville SC, LLC

HCP Properties-Stratford Hall of Richmond VA, LLC

HCP Properties-West Ashley-Charleston SC, LLC

HCP Maryland Properties, LLC

A-1